Exhibit 10(n)
Amendment to
GE Excess Benefits Plan
The GE Excess Benefits Plan is hereby amended effective December 31, 2020, to add the following new Section II.4:
4.    Benefit accruals under the GE Pension Plan are frozen as of December 31, 2020, for Employees who are Frozen Benefit Employees. Accordingly, any Excess Benefit to which an Employee may become entitled under this Plan shall continue to be calculated in conformity with the terms of the GE Pension Plan, including any provisions regarding the calculation of benefits attributable to any period during which the Employee is a Frozen Benefit Employee, and without application of the limits of Section 415 of the Code referred to in Section II.1.a above.